Exhibit 99.1

NEWS RELEASE	TIMKEN

Media Contact:	WORLDWIDE LEADER IN BEARINGS AND STEEL
Jason H. Saragian Public Relations Manager (330) 471-3514 www.timken.com/media

Investor Contact: Kevin R. Beck Manager — Investor Relations (330) 471-7181 www.timken.com/investors

Timken Announces Plan for
Canton Bearing Operations

     CANTON, OH – May 14, 2004 – The Timken Company (NYSE: TKR) announced today a plan to begin closing the Canton bearing manufacturing operations. The company expects most of the production to be shifted to its other U.S. plants. Current employment at the three Canton bearing plants is 1,300 people. Timken employs 4,800 in Stark County, Ohio and approximately 26,000 worldwide. The Canton-based steel operations are unaffected by this decision.

     “We have been meeting with the union for more than eight months to discuss how to make our bearing operations competitive in our changing global marketplace,” said James W. Griffith, president and CEO. “We are disappointed that our talks with the union did not lead to the changes necessary to make these facilities viable. Therefore, we will begin moving the products to plants where they can be manufactured competitively.”

     “We continue to take a close look at our manufacturing network to create focused

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THE TIMKEN COMPANY	Jason H. Saragian	Kevin R. Beck
	Mail Code: GNW-37	Mail Code: GNE-26
	1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
	P.O. Box 6932	P.O. Box 6928
	Canton, OH 44706-0932 U.S.A.	Canton, Ohio 44706-0928 U.S.A.
	Telephone: 330-471-3514	Telephone: 330-471-7181
	Facsimile: 330-471-4118	Facsimile: 330-471-2797
	e-mail: jason.saragian@timken.com	e-mail: kevin.beck@timken.com

factories that are globally competitive and better serve our customers,” said Mr. Griffith. “The acquisition of The Torrington Company has provided more options that allow us to produce these products competitively. We expect no disruption of supply during this transition.”

     The company will now meet with the union about this decision. More specific information will not be available until after those discussions, including: the timing of the closure; the impact on employment; and the magnitude of the savings and charges for restructuring and implementation, which could be material.

     In September 2003, the company began a series of meetings with the union and associates in the Canton bearing operations to discuss what needed to be done to make the plants competitive. At that time, the company made it clear that the Canton bearing operations could not continue to operate in their current form. The company indicated it was willing to make the investments necessary to create a focused, competitive operation in the Canton bearing plants if these investments were accompanied by contract modifications. Since then, the company and the union have been unable to agree on the necessary changes.

     Production at the Canton bearing plants has declined 27% over the last five years as the cost structure of the operations made it difficult to win new business. The plan to close the Canton bearing operations is consistent with Timken’s overall strategy to make the company more profitable, more customer-centric and better able to grow.

     The Timken Company (NYSE: TKR); (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. A Fortune 500 company, Timken recorded 2003 sales of $3.8 billion and employed approximately 26,000 at year-end.

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THE TIMKEN COMPANY

     Certain statements in this news release (including statements regarding the Company’s plans, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: delays or difficulties in implementing the transfer of bearing production from Canton to other locations; the possibility that this transfer of production will not achieve the desired results; the possibility of disruption in the supply of bearings during this process; and the outcome of the Company’s discussions with the union. Additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statement.

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THE TIMKEN COMPANY